Exhibit 99.1

Contacts:	Carey Skinner	Chuck Jones
	Investor Relations	Media Relations
	(770) 752-3369	(770) 752-3594
	Carey.Skinner@choicepoint.com	Chuck.Jones@choicepoint.com

Release No.:	07-003

ChoicePoint® Reports Fourth Quarter and Full Year 2006 Results

•	Total revenue from continuing operations grew 8 percent, led by Insurance Services Segment growth of 15 percent.

•	Net Free Cash Flow of $62 million for the quarter and $186 million for the year.

•	Repurchased 2.5 million shares during the quarter.

ALPHARETTA, GA – January 24, 2007 – For the fourth quarter of 2006, ChoicePoint Inc. (NYSE: CPS) reported an 8 percent increase in total revenue from continuing operations to $266.6 million, compared to $248.0 million for the fourth quarter of 2005. Diluted earnings per share from continuing operations (“EPS”) for the fourth quarter of 2006 was $0.45, compared to $0.30 for the fourth quarter of 2005. Excluding the charges detailed in the table below, EPS would have been $0.43 for the fourth quarter of 2006, as compared to $0.44 in the fourth quarter of 2005.

The following table provides a reconciliation of EPS calculated in accordance with generally accepted accounting principles (“GAAP”) to EPS excluding other charges for the fourth quarter of 2006 and 2005:

	Quarter ended December 31,
	2006	2005
EPS from continuing operations	$0.45	$0.30
Reversal of anticipated selling costs	(0.08)	—
Lease abandonment and severance	0.02	0.01
Fraudulent data access related expense	0.01	0.12
Stock option expense	0.04	—

EPS from continuing operations excluding other charges	$0.43	$0.44

Note: amounts do not sum due to rounding

The benefit shown above is due to the reversal of anticipated selling costs of $10.6 million ($0.08 per share) which were previously recorded in the third quarter of 2006 for the potential

ChoicePoint Earnings

sale of the Marketing Services segment. As described in the Company’s press release of November 28, 2006, ChoicePoint announced plans to retain the marketing services business, reversing its prior decision to divest this business as part of the company-wide strategic review. Substantially offsetting this benefit was a charge, not shown in the table above, recorded in discontinued operations in the fourth quarter of 2006 to reflect our current estimated fair market value less costs to sell from the dispositions of our discontinued operations.

Cash Flow and Balance Sheet Highlights – Fourth Quarter

•	Cash flows from operating activities of continuing operations remained strong at $73.3 million for the three months ended December 31, 2006. With $12.7 million in capital expenditures during the fourth quarter of 2006, net free cash flow (cash flows from operating activities of continuing operations less capital expenditures) for the three months ended December 31, 2006, was $60.6 million. Net free cash flow for the year ended December 31, 2006, was $176.1 million based on cash flow from operating activities of continuing operations of $234.5 million and capital expenditures of $58.4 million. Excluding cash payments of $1.6 million paid in the fourth quarter of 2006 and $10.2 million paid in the full year of 2006 related to the fraudulent data access, net free cash flow for the quarter and the year ended December 31, 2006, was $62.2 million and $186.3 million, respectively. Days Sales Outstanding (adjusted for pass-through expenses) in the fourth quarter of 2006 remained consistent with the third quarter of 2006 at 41 days.

•	During the fourth quarter, the Company repurchased 2.5 million shares of its common stock for $95.5 million at an average cost of $37.56 per share, leaving $172.2 million currently authorized in the Company’s buyback program. A total of 14.3 million shares have been repurchased for $552.8 million under the Company’s buyback program since its approval on July 26, 2005.

•	Net debt (total debt of $415.0 million less cash and cash equivalents of $26.6 million) at December 31, 2006, increased by $279.7 million from December 31, 2005, to $388.4 million, with an average effective interest rate of 5.7%, as the Company used its cash flow from operations and incremental borrowings to repurchase shares, complete acquisitions and fund capital expenditures. Total interest expense for the three months ended December 31, 2006, was $6.1 million.

ChoicePoint Earnings

The net debt to book capital ratio (net debt divided by the sum of net debt and total shareholders’ equity) at December 31, 2006, was 36.9%. The remaining debt capacity at December 31, 2006, under our committed financing lines was $300 million.

Financial Highlights – Fourth Quarter

•	Internal revenue (total revenue less revenue from acquisitions) increased 7 percent over the fourth quarter of 2005, led by double-digit growth in Insurance Services and improved growth in Government Services and Financial and Professional Services. This strong growth was partially offset by continued weakness in Screening and Authentication Services, reflecting softness in seasonal holiday hiring and a decline in the drug testing business. Fourth quarter total revenue from continuing operations increased 8 percent to $266.6 million in 2006 from $248.0 million in 2005.

•	Operating income for the fourth quarter of 2006 was $63.7 million, compared to $52.2 million for the same period of 2005. Operating income for the three months ended December 31, 2006, included the following:

•	Other operating benefit of $7.2 million, ($4.5 million net of taxes), which included:

•	A benefit of $10.6 million ($6.6 million net of taxes) related to the reversal of estimated future selling costs associated with the Company’s decision to retain its marketing services business,

•	Charges of $2.6 million ($1.6 million net of taxes) for lease abandonment, impairment and related charges associated with the consolidation of facilities,

•	Charges of $0.8 million ($0.5 million net of taxes) for third party expenses related to the previously disclosed fraudulent data access.

•	Stock option expense of $4.2 million ($3.4 million net of taxes) recorded under FAS 123(R). Approximately $1.1 million of stock option expense is included in cost of revenue. The remaining $3.1 million of stock option expense is included in selling, general and administrative expenses. These amounts exclude restricted stock expense of $7.3 million ($4.6 million net of taxes) which is also included in operating income.

ChoicePoint Earnings

In the fourth quarter of 2005, the Company recorded $11.8 million ($11.1 million net of taxes) of other operating charges for the Federal Trade Commission (FTC) settlement and for specific legal expenses and other professional fees related to the fraudulent data access previously disclosed in our public filings. Additionally, in the fourth quarter of 2005, the Company recorded $1.5 million ($0.9 million net of taxes) for the abandonment of certain leases related to the consolidation of facilities. Excluding these charges, operating income would have been $60.6 million and $65.5 million for the fourth quarter of 2006 and 2005, respectively.

•	The Company’s effective tax rate from continuing operations in the fourth quarter of 2006 was 38.3%, compared to 45.7% in the same period of 2005. The higher effective tax rate in 2005 is primarily due to the settlement with the FTC. The $10.0 million civil penalty was non-deductible for federal income tax purposes.

•	Interest expense was $6.1 million for the fourth quarter of 2006, an increase from $1.3 million for the fourth quarter of 2005 due to higher average debt outstanding primarily associated with the Company’s share repurchase program and higher interest rates.

Operational Highlights

Insurance Services

•	Total revenue increased 15 percent to $113.7 million in the fourth quarter of 2006, compared to $98.6 million in the same period of the prior year. Despite a softer insurance market in 2006, internal revenue grew 12 percent during the fourth quarter of 2006 as compared to the same period of the prior year. Continued strong demand in the core business, sequential improvement in the home insurance market and double-digit internal revenue growth in Insurity were the primary drivers of this growth.

•	Operating income increased 8 percent in Insurance Services to $58.4 million for the fourth quarter of 2006 compared with $54.3 million for the fourth quarter of 2005. Operating profit margin was 51.4 percent for the fourth quarter of 2006 compared to 55.1 percent in the same period of 2005. The margin for the fourth quarter of 2006 was negatively impacted by the expected lower margins of four businesses acquired in 2006 and development costs of new products, including the commercial lines initiatives. The full year impact on margin from these acquisitions and development costs is estimated to be approximately 200-250 basis points.

ChoicePoint Earnings

•	Insurity continued its double-digit internal revenue growth trend from prior quarters and delivered total revenue growth in the mid 30% range for the quarter ended December 31, 2006.

Screening and Authentication Services

•	Fourth quarter total revenue increased 3 percent to $63.5 million in 2006 compared to $61.5 million in 2005. Internal revenue growth was 2 percent for the fourth quarter of 2006. Hiring constraints by our major customers continued to limit our growth during the quarter. The Company again realized solid, double-digit internal revenue growth from its vital records, Bridger and MARI businesses.

•	Operating income in Screening and Authentication Services was $12.4 million for the fourth quarter of 2006, compared to $16.9 million in the same period of the prior year. Operating profit margin was 19.5 percent for the fourth quarter of 2006, compared to 27.5 percent in the same period of the prior year. This decrease is primarily due to costs that the Company incurred in anticipation of increased hiring levels by our major customers, changes in product mix and investments in technology and system enhancements.

Government Services

•	Total revenue and internal revenue increased 12 percent to $37.0 million in the fourth quarter of 2006, compared to $33.0 million in the fourth quarter of 2005. Revenue in this segment was positively impacted by continued strong results in the software business, which benefited from the consummation of two international software product sales. Internal revenue from software grew 21 percent in 2006, offset by continued pricing pressure in our data business, where internal revenues fell 22 percent in 2006.

•	Operating income in Government Services was $4.1 million for the fourth quarter of 2006, a decrease from $5.3 million for the comparable period of 2005. Operating profit margin in Government Services for the fourth quarter of 2006 was 11.1 percent, compared to 16.0 percent in 2005, due primarily to the impact of declining data revenue.

Financial and Professional Services

•	Total revenue and internal revenue in the fourth quarter for the Financial and Professional Services segment increased for the first time since the first quarter of 2005 by 6 percent to $26.7 million in 2006 from $25.2 million in 2005. These results reflect declining volumes in our real estate-related services, offset by continued improving trends in our automated public records products.

ChoicePoint Earnings

•	Operating income in the Financial and Professional Services segment was $3.6 million for the fourth quarter of 2006, compared with $2.4 million for the same period of 2005. Fourth quarter 2006 operating profit margin was 13.4 percent compared to 9.7 percent in 2005, primarily as a result of revenue growth and the benefit of previously inititated cost savings programs in our automated public records products.

Marketing Services

•	Total fourth quarter revenue for Marketing Services (which includes all of the Company’s revenue from reimbursable expenses) declined 13 percent to $25.7 million in 2006 from $29.7 million in 2005. Marketing Services’ core revenue for the fourth quarter of 2006 was $19.6 million compared to $22.3 million in 2005 due to lower spending by larger clients in the mortgage industry.

•	Operating income in Marketing Services was $3.5 million for the fourth quarter of 2006 compared with $4.1 million for the same period of 2005. Fourth quarter 2006 operating profit margin, (excluding reimbursable expenses), was 17.7 percent (13.5 percent of total revenue) compared to 18.6 percent in 2005 (13.9 percent of total revenue).

Corporate & Shared Expenses

•	For the fourth quarter of 2006, corporate and shared expenses were $21.3 million, or 8.2 percent of total service revenue, compared to $17.6 million, or 7.3 percent of total service revenue in the fourth quarter of 2005, primarily due a higher level of benefit and incentive compensation expenses.

2007 Outlook

Refer to our attached Summary of Projections for the Year Ended December 31, 2007.

Web cast

ChoicePoint’s fourth quarter results will be discussed in more detail on January 24, 2007, at 8:30 a.m. EST via teleconference. The live audio Web cast of the call will be available on ChoicePoint’s Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EST at the same Web address.

ChoicePoint Earnings

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services, all intended to help manage economic and physical risks as well as identify business opportunities. Each year, we help more than six million people get the jobs they seek and more than 100 million people get fairly priced home and auto insurance. Our authentication and anti-fraud tools improve efficiency and instill confidence in the decision-making process for our customers and consumers. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project,” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: the results of our ongoing review of fraudulent data access and other events, the impact of our decision to discontinue certain services, the results of our re-credentialing of customer accounts, the results of any litigation or government proceedings, the implementation of plans to divest various businesses resulting from our company-wide strategic review including unanticipated losses realized in connection with any such sales, demand for the Company’s services, product development, maintaining acceptable margins, maintaining our data supply, maintaining secure systems including personal privacy systems, ability to minimize system interruptions, ability to control costs, the impact of federal, state and local regulatory requirements on the Company’s business, specifically the direct marketing and public filings markets, privacy matters and any federal or state legislative responses to identify theft concerns, the impact of competition and customer consolidations, ability to continue our long-term business strategy including growth through acquisition, ability to attract and retain qualified personnel, and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10—K for the year ended December 31, 2005 and Quarterly Reports on Form 10—Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 (the “SEC Filings”). Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

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ChoicePoint Inc.

Financial Highlights

(Unaudited)	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Service revenue (a)	$260,490	$240,608	$1,032,114	$985,702
Reimbursable expenses per EITF 01-14 (b)	6,134	7,411	22,878	28,056

Total revenue	266,624	248,019	1,054,992	1,013,758
Cost of revenue	138,037	121,532	541,935	505,944
Reimbursable expenses	6,134	7,411	22,878	28,056
Selling, general and administrative expenses	65,991	53,564	244,291	215,646
Other operating charges (benefit) (c)	(7,209)	13,315	117,572	28,773

Total costs and expenses	202,953	195,822	926,676	778,419

Operating income	63,671	52,197	128,316	235,339
Interest expense	6,062	1,266	15,920	4,513

Income from continuing operations before income taxes	57,609	50,931	112,396	230,826
Provision for income taxes	22,054	23,265	43,621	91,302

Income from continuing operations	35,555	27,666	68,775	139,524
Income (loss) from discontinued operations, net of taxes (d)	(11,888)	18	(51,853)	1,132

Net income	$23,667	$27,684	$16,922	$140,656

Effective tax rate, continuing operations	38.3%	45.7%	38.8%	39.6%

EPS - diluted
Income from continuing operations	$0.45	$0.30	$0.81	$1.52
Income (loss) from discontinued operations	(0.15)	0.00	(0.61)	0.01

Net income	$0.30	$0.30	$0.20	$1.53

Weighted average shares – diluted	79,782	90,777	84,986	91,695

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

Reconciliation to financial information excluding other expenses and discontinued operations

(Unaudited)	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Net income	$23,667	$27,684	$16,922	$140,656
Income (loss) from discontinued operations, net of taxes (d)	(11,888)	18	(51,853)	1,132
Provision for income taxes	22,054	23,265	43,621	91,302
Interest expense	6,062	1,266	15,920	4,513

Operating income	63,671	52,197	128,316	235,339
Add back: other expenses (e):
accelerated depreciation expense	—	—	5,463	—
stock option expense	4,156	—	15,401	—
other operating charges (benefit) (c)	(7,209)	13,315	117,572	28,773

Operating income before other expenses (f)	60,618	65,512	266,752	264,112
Interest expense	6,062	1,266	15,920	4,513

Income from continuing operations before income taxes & other expenses (f)	54,556	64,246	250,832	259,599
Provision for income taxes	20,104	24,528	95,150	98,405

Net income from continuing operations before other expenses (f)	$34,452	$39,718	$155,682	$161,194

Effective tax rate from continuing operations excluding other expenses (f)	36.9%	38.2%	37.9%	37.9%

Earnings per share from continued operations - diluted excluding other expenses (f)	$0.43	$0.44	$1.83	$1.76

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Earnings per share from continuing operations	$0.45	$0.30	$0.81	$1.52
Reversal of anticipated selling costs	(0.08)	—	(0.08)	—
Asset impairments	—	—	0.86	—
Lease abandonment and severance	0.02	0.01	0.03	0.01
Accelerated depreciation expense	—	—	0.04	—
Fraudulent data access related expense	0.01	0.12	0.03	0.23
Stock option expense	0.04	—	0.14	—

Earnings per share from continuing operations - diluted excluding other expenses (f)	$0.43	$0.44	$1.83	$1.76

Note: amounts may not sum due to rounding

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Financial Highlights

(Unaudited)	Three months ended December 31,		Year ended December 31,
(Dollars in thousands except for per share amounts)	2006	2005	2006	2005
Cash Flow Highlights
Income from continuing operations	$35,555	$27,666	$68,775	$139,524
Depreciation & amortization	19,034	17,818	78,124	69,594
Changes in assets & liabilities and other	18,699	38,974	87,608	38,516

Net cash provided by operating activities - continuing operations	$73,288	$84,458	$234,507	$247,634
Proceeds from the disposition of discontinued operations	$500	$—	$18,500	$—
Acquisitions & investments, net of cash acquired	(52)	(4,231)	(59,441)	(123,380)
Capital expenditures	(12,712)	(17,760)	(58,417)	(61,176)

Net cash used in investing activities - continuing operations	$(12,264)	$(21,991)	$(99,358)	$(184,556)

Net cash used in financing activities - continuing operations	$(67,511)	$(43,445)	$(123,754)	$(36,293)

Net cash provided by operating and investing activities of discontinued operations	$(4,258)	$(2,901)	$(6,721)	$(6,228)

Reconciliation of Net Free Cash Flow (g)
Net cash provided by operating activities - continuing operations	$73,288	$84,458 **	$234,507	$247,634 **
Capital expenditures	(12,712)	(17,760)	(58,417)	(61,176)

Net free cash flow from continuing operations	60,576	66,698	176,090	186,458
Fraudulent data access costs paid	1,625	2,959	10,174	13,586

Net free cash flow from continuing operations excluding fraudulent data access costs paid	$62,201	$69,657	$186,264	$200,044

**	Net cash provided by operating activities - continuing operations includes $3.7 million and $15.9 million in the fourth quarter and full year of 2005, respectively, for the tax benefit of stock options exercised. Such amounts are excluded from net cash provided by operating activities - continuing operations in 2006 in accordance with the requirements of SFAS No. 123(R), “Share Based Payment”.

See accompanying notes.

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ChoicePoint Inc.

Financial Highlights

(Unaudited)

(Dollars in thousands, except per share data)

Key Balance Sheet Highlights

December 31, 2006
Short-term debt and current maturities of long-term debt	$100,011
Long-term debt, net of current maturities	315,028

Total debt	415,039
Cash and cash equivalents	26,612

Net debt (h)	$388,427
Shareholders’ Equity	$663,647
Net debt to book capital	36.9%

Days sales outstanding for continuing operations (adjusted for pass-through expenses)	41 days

Share Repurchase Summary

	Total number of shares repurchased	Average cost per share	Total cost for shares
Three months ended December 31, 2006	2,543	$37.56	$95,499
Twelve months ended December 31, 2006	11,375	$37.56	$427,248
Inception of buyback program through December 31, 2006	14,322	$38.60	$552,841

See accompanying notes.

ChoicePoint Earnings

ChoicePoint Inc.

Notes to Financial Highlights

(a)	Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue (also referred to as core revenue) to measure its continuing operations without the effect of reimbursable expenses.

(b)	Reimbursable expenses per Emerging Issues Task Force (“EITF”) 01-14 represent out-of-pocket expenses fully reimbursed by ChoicePoint’s customers and recorded as revenues and expenses in accordance with EITF 01-14 “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred”. As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of core revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles. Fourth quarter pass-through expenses related to continuing operations totaled $185.8 million in 2006 and $179.1 million in 2005. Pass-through expenses related to continuing operations were $796.3 million for the year ended December 31, 2006 and $733.2 million for the year ended December 31, 2005.

(c)	Other operating charges (benefit) includes the following components:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Reversal of anticipated selling costs	$(10,600)	$—	$(10,600)	$—
Asset impairments	562	—	120,720	—
Lease abandonment and severance	1,996	1,472	3,943	1,472
Fraudulent data access related expense	833	11,843	3,509	27,301

Total other operating charges (benefit)	$(7,209)	$13,315	$117,572	$28,773

(d)	Income (loss) from discontinued operations, net of tax, includes the following components:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Income (loss) from discontinued operations, net of taxes	$488	$18	$(1,471)	$1,132
Loss on sale of discontinued operations, net of taxes	(53)	—	(3,141)	—
Impairment charges on assets held for sale, net of taxes	(12,323)	—	(47,241)	—

Income (loss) from discontinued operations, net of taxes	$(11,888)	$18	$(51,853)	$1,132

(e)	The Company recorded $5.5 million of accelerated depreciation as a result of the centralization of functions and consolidation of technology platforms during the first quarter of 2006. The Company recorded $3.5 million of stock-based compensation expense during the first quarter of 2006, $3.4 million in the second quarter of 2006, $4.3 million in the third quarter of 2006 and $4.2 million in the fourth quarter of 2006 as a result of the adoption of FAS 123(R). Additional other operating charges were recorded during 2006 and 2005 as discussed in Note (c) above. The Company has presented this analysis with and without these items because they represent costs that management excludes in its assessments of operating results of the business.

(f)

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company provides the following non-GAAP financial measures: “operating income before other expenses,” “income from continuing operations before income taxes and other expenses,” “net income from continuing operations before other expenses,” “operating margins excluding other operating charges,” “effective tax rate from continuing operations excluding other

ChoicePoint Earnings

expenses” and “diluted earnings per share from continuing operations - excluding other expenses and including stock option expense”. In each case, these non-GAAP financial measures differ from the equivalent GAAP financial measures in that they exclude the other expenses described in Notes (c) and (e), which include expenses related to the fraudulent data access, accelerated depreciation and other costs relating to the consolidation of technology platforms, stock option expense as a result of FAS 123(R) and other operating charges.

Management uses these non-GAAP financial measures for internal purposes in evaluating and forecasting the Company’s operating performance because they exclude expenses that are not reflective of the Company’s ongoing operating performance and, in the case of expenses related to the fraudulent data access and consolidation of operating platforms, are expected to be limited in duration and decreasing over time. The Company also uses these non-GAAP financial measures in setting bonus targets and targets for other performance-based compensation plans. Management believes these non-GAAP financial measures assist investors in comparing the Company’s results with prior periods in which such expenses were not taken.

These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating income, income before taxes, net income or earnings per share. In addition, there are limitations associated with the use of these non-GAAP financial measures. For example, expenses associated with items such as the fraudulent data access or consolidation of technology platforms could have a material impact on cash flows or liquidity. These effects are reflected in our GAAP financial statements. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The Company strongly encourages investors to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Other companies may use different methodologies for calculating their non-GAAP financial measures and, accordingly, the Company’s non-GAAP financial measures may not be comparable to those measures.

(g)	Net free cash flow is not defined under GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines net free cash flow as cash flows from operating activities of continuing operations less capital expenditures. It should not be inferred that the entire net free cash flow amount is available for discretionary expenditures. The Company believes net free cash flow is a useful measure of performance and its ability to generate cash.

(h)	Net debt is not defined under GAAP. Management believes that net debt provides useful information regarding the level of the Company’s indebtedness by reflecting cash and investments that could be used to repay debt. Therefore, it should not be considered a substitute for total debt data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

ChoicePoint Earnings

ChoicePoint Inc.

Summary of Projections for the Year Ended December 31, 2007*

	Internal Revenue Growth		Operating Margins Excluding Other Operating Charges
	2006 Actual	2007 Estimate	2006 Actual	2007 Estimate
Insurance Services	10.6%	9 – 13%	52.8%	50 – 54%
Screening and Authentication Services	5.4%	5 – 9%	22.2%	20 – 24%
Financial and Professional Services	(10.6)%	0 – 4%	12.4%	9 – 13%
Government Services	4.0%	4 – 8%	11.5%	10 – 14%
Marketing Services	(12.9)%	(9)% – (13)%	15.6%	10 – 14%

Other Projections for the Year Ended December 31, 2007

(dollars in millions except per share amounts)

	2006 Actual		2007 Current Projection
Total service revenue growth	4.7%		5 - 9%
Internal revenue growth	3.5%		4 - 8%
Operating margins excluding other operating charges and stock option expense	25.8%		23% - 26%
Operating margins excluding other operating charges and including stock option expense	24.4%		22% - 25%
Corporate expenses for continuing operations as a percentage of service revenue, excluding stock based compensation	6.2%		7 - 8%
Tax rate from continuing operations including stock option expense	38.8%		Approximately 39%
Stock based compensation:	Pre-Tax	Net	Pre-Tax	Net

Stock option expense	$15.4	$12.3	$15 -$16	$12 - $13
Restricted stock and other	7.3	4.6	10 - 11	6 - 7
Total stock based compensation	$22.7	$16.9	$25 -$27	$18 - $20
Expenses related to the fraudulent data access	$3.5		$1 - $3**
Re-platforming expense and centralization of functions	$14.7		$1 - $3
Net free cash flow from continuing operations, excluding costs associated with the fraudulent data access ***	$186.3		$190 - $210
Capital expenditures – continuing operations	$58.4		$55 - $65
Cash flow from operating activities – continuing operations excluding costs associated with the fraudulent data access ***	$244.7		$255 - $265
Diluted EPS from continuing operations excluding other expenses	$1.83		$1.95 – $2.02
Stock option expense	(0.14)		(0.15) – (0.16)
Diluted EPS from continuing operations excluding other expenses and including stock option expense	$1.69		$1.79 – $1.87

*	For a discussion of risks that may cause actual results to differ materially from these projections, please see the discussion under “Forward-Looking Statements” above, as well as the risk factors set forth in the SEC Filings.
**	Exclusive of any potential settlements.
***	Net free cash flow from continuing operations, excluding costs associated with the fraudulent data access is calculated as cash flow from continuing operations less capital expenditures and fraudulent data access costs.

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ChoicePoint Inc.

2005 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2005	Q2 2005	Q3 2005	Q4 2005	Total 2005
Revenue
Insurance Services	$98,560	$100,963	$104,775	$98,555	$402,853
Screening and Authentication Services	55,552	61,346	63,687	61,469	242,054
Financial and Professional Services	33,063	30,266	28,963	25,218	117,510
Government Services	31,080	29,981	35,326	32,971	129,358
Marketing Services	23,099	23,018	23,138	22,274	91,529
Royalty	797	526	954	121	2,398

Service Revenue	242,151	246,100	256,843	240,608	985,702
Reimbursable Expenses per EITF 01-14	6,543	6,623	7,479	7,411	28,056

Total Revenue	$248,694	$252,723	$264,322	$248,019	$1,013,758

Operating Income
Insurance Services	$54,204	$55,282	$57,906	$54,278	$221,670
Screening and Authentication Services	11,192	14,476	16,415	16,897	58,980
Financial and Professional Services	9,314	5,849	5,135	2,440	22,738
Government Services	5,363	2,208	6,487	5,268	19,326
Marketing Services	4,257	3,661	3,840	4,141	15,899
Royalty	770	325	506	121	1,722
Corporate & Shared Expenses (a)	(19,722)	(18,183)	(20,685)	(17,633)	(76,223)

Operating Income before other charges	65,378	63,618	69,604	65,512	264,112
Other operating charges (b)	(5,412)	(6,040)	(4,006)	(13,315)	(28,773)

Operating Income	$59,966	$57,578	$65,598	$52,197	$235,339

Total Service Revenue Growth Rates
Insurance Services	13.6%	14.6%	15.3%	13.8%	14.3%
Screening and Authentication Services	19.7%	15.0%	12.5%	9.1%	13.8%
Financial and Professional Services	35.6%	4.0%	-5.1%	-15.3%	3.3%
Government Services	121.8%	52.4%	89.2%	81.5%	83.4%
Marketing Services	1.3%	-0.9%	-1.9%	-6.3%	-2.0%

Total operations	23.8%	14.6%	15.9%	11.7%	16.3%

Internal Revenue Growth Rates

Insurance Services	11.8%	12.7%	12.4%	13.1%	12.6%
Screening and Authentication Services	12.2%	11.5%	12.5%	9.1%	11.3%
Financial and Professional Services	1.3%	-6.7%	-5.1%	-15.3%	-6.8%
Government Services	0.4%	-7.4%	12.5%	3.3%	2.2%
Marketing Services	1.3%	-0.9%	-1.9%	-6.3%	-2.0%

Total operations	8.3%	6.1%	8.3%	4.9%	6.9%

Operating Profit Margins
Insurance Services	55.0%	54.8%	55.3%	55.1%	55.0%
Screening and Authentication Services	20.1%	23.6%	25.8%	27.5%	24.4%
Financial and Professional Services	28.2%	19.3%	17.7%	9.7%	19.3%
Government Services	17.3%	7.4%	18.4%	16.0%	14.9%
Marketing Services (c)	18.4%	15.9%	16.6%	18.6%	17.4%

Operating income before other operating charges as a percentage of service revenue (b)	27.0%	25.9%	27.1%	27.2%	26.8%

Operating income as a percentage of total revenue	24.1%	22.8%	24.8%	21.0%	23.2%

ChoicePoint Earnings

ChoicePoint Inc.

2006 Segment Results - Continuing Operations

(Dollars in thousands)	Q1 2006	Q2 2006	Q3 2006	Q4 2006	Total 2006
Revenue
Insurance Services	$112,326	$112,298	$116,118	$113,716	$454,458
Screening and Authentication Services	61,845	64,955	66,832	63,456	257,088
Financial and Professional Services	25,962	26,832	25,530	26,717	105,041
Government Services	31,375	32,324	35,123	36,991	135,813
Marketing Services	21,875	19,140	19,089	19,610	79,714

Service Revenue	253,383	255,549	262,692	260,490	1,032,114
Reimbursable Expenses per EITF 01-14	6,726	5,084	4,934	6,134	22,878

Total Revenue	$260,109	$260,633	$267,626	$266,624	$1,054,992

Operating Income
Insurance Services	$60,815	$60,039	$60,594	$58,395	$239,843
Screening and Authentication Services	14,238	14,729	15,740	12,389	57,096
Financial and Professional Services	2,451	3,923	3,044	3,580	12,998
Government Services	3,834	2,851	4,859	4,112	15,656
Marketing Services	4,002	2,135	2,834	3,475	12,446
Corporate & Shared Expenses (a)	(16,521)	(16,142)	(17,291)	(21,333)	(71,287)

Operating Income before other expenses	68,819	67,535	69,780	60,618	266,752
Other expenses (b):
Accelerated depreciation	(5,463)	—	—	—	(5,463)
Stock option expense	(3,537)	(3,424)	(4,284)	(4,156)	(15,401)
Other operating (charges) benefit	(5,987)	(2,740)	(116,054)	7,209	(117,572)

Operating Income	$53,832	$61,371	$(50,558)	$63,671	$128,316

Total Service Revenue Growth Rates
Insurance Services	14.0%	11.2%	10.8%	15.4%	12.8%
Screening and Authentication Services	11.3%	5.9%	4.9%	3.2%	6.2%
Financial and Professional Services	-21.5%	-11.3%	-11.9%	5.9%	-10.6%
Government Services	0.9%	7.8%	-0.6%	12.2%	5.0%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%

Total operations	4.6%	3.8%	2.3%	8.3%	4.7%

Internal Revenue Growth Rates
Insurance Services	12.8%	10.1%	8.2%	11.6%	10.6%
Screening and Authentication Services	11.1%	5.0%	3.8%	2.3%	5.4%
Financial and Professional Services	-21.5%	-11.3%	-11.9%	5.9%	-10.6%
Government Services	-2.4%	7.1%	-0.6%	12.2%	4.0%
Marketing Services	-5.3%	-16.8%	-17.5%	-12.0%	-12.9%

Total operations	3.7%	3.1%	0.9%	6.5%	3.5%

Operating Profit Margins
Insurance Services	54.1%	53.5%	52.2%	51.4%	52.8%
Screening and Authentication Services	23.0%	22.7%	23.6%	19.5%	22.2%
Financial and Professional Services	9.4%	14.6%	11.9%	13.4%	12.4%
Government Services	12.2%	8.8%	13.8%	11.1%	11.5%
Marketing Services (c)	18.3%	11.2%	14.8%	17.7%	15.6%

Operating income before other operating charges as a percentage of service revenue (b)	27.2%	26.4%	26.6%	23.3%	25.8%

Operating income as a percentage of total revenue	20.7%	23.5%	-18.9%	23.9%	12.2%

ChoicePoint Earnings

ChoicePoint Inc.

Segment Results - Continuing Operations

Notes to Financial Highlights

(a)	Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.

(b)	The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results.

(c)	Represents operating income as a percentage of service revenue.

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